Exhibit 99.1

Media Relations: Bobbie Collins 212-810-8155	Media/Investor Relations: Brian Beades 212-810-5596

BlackRock Reports Third Quarter Diluted EPS of $2.83 ($2.75 as adjusted)

Assets Under Management of $3.446 Trillion at September 30, 2010

New York, October 20, 2010 — BlackRock, Inc. (NYSE:BLK) today reported third quarter 2010 net income1 of $551 million, up $234 million from a year ago and up $119 million compared to second quarter 2010. Operating income was $707 million and non-operating income, net of non-controlling interests, was $45 million. The operating margin was 33.8%, which included the effect of $17 million of costs related to the successful launch of the $1.2 billion Build America Bond Trust and $6 million of integration costs associated with the December 1, 2009 acquisition of Barclays Global Investors (“BGI”).

Third quarter net income, as adjusted2, was $2.75 per diluted common share, or $537 million, up 31% compared to third quarter 2009 diluted EPS, as adjusted2, of $2.10 and up $0.38 compared to second quarter 2010. Third quarter 2010 included operating income, as adjusted2, of $2.61 per diluted share and net non-operating income, as adjusted2, of $0.14 per diluted share. Third quarter net income includes a tax rate benefit ($0.11 per diluted share related to first half of 2010) reflecting favorable tax rulings and resolution of certain tax positions. Operating income, as adjusted2, of $737 million, which included $17 million of closed-end fund launch costs, improved $337 million, or 84%, compared to third quarter 2009 and declined $4 million, or 1%, compared to second quarter 2010. Compared to a year ago, operating results reflect the benefits of the BGI acquisition and improved markets. The operating margin, as adjusted2, for year-to-date September 2010 was 38.7%, an expansion as compared to 37.4% in 2009. Third quarter income and year-to-date margin reflect positive business momentum, the benefits of our diversified business model and continued investment in the business. Non-operating income, net of non-controlling interests, as adjusted2, in the third quarter 2010 included gains of approximately $66 million as a result of higher valuations on co-investments including private equity, distressed opportunistic funds as well as real estate equity products.

Assets under management (“AUM”) totaled $3.446 trillion at September 30, 2010, up $295.5 billion or 9% during the quarter and $2.011 trillion or 140% year-over-year, including $1.756 trillion of acquired AUM net of outflows due to manager concentration considerations and active quantitative performance (“merger-related outflows”). As discussed under “Third Quarter Business Highlights,” net new business during the quarter totaled $50.1 billion, including $52.6 billion in long-term products and $1.8 billion in cash management, partially offset by $4.3 billion of net distributions in advisory AUM. BlackRock Solutions® added 4 net new assignments during the quarter, bringing the total for the year to 34 net new mandates. Investment performance remained competitive across much of the platform, supporting new business efforts in all regions. At October 15, 2010, the pipeline of net wins funded or to be funded totaled $46.1 billion, including $40.7 billion in long-term products and $5.4 billion in cash management.

The table below presents AUM and a comparison of GAAP and as adjusted results for certain financial measures. See Attachment I for a reconciliation of GAAP to the as adjusted financial measures.

	Q3	Q3%		Q2%		Nine Months Ended September 30,		% Change

	2010	2009	Change	2010	Change	2010	2009
AUM	$3,446,066	$1,434,769	140%	$3,150,585	9%	$3,446,066	$1,434,769	140%

GAAP basis:
Revenue	$2,092	$1,140	84%	$2,032	3%	$6,119	$3,156	94%
Operating income	$707	$357	98%	$697	1%	$2,058	$889	131%
Net income[1]	$551	$317	74%	$432	28%	$1,406	$619	127%
Diluted EPS	$2.83	$2.27	25%	$2.21	28%	$7.21	$4.50	60%

As Adjusted:
Operating income[2]	$737	$400	84%	$741	(1%)	$2,205	$1,009	119%
Net income[1,2]	$537	$293	83%	$463	16%	$1,469	$642	129%
Diluted EPS[2]	$2.75	$2.10	31%	$2.37	16%	$7.53	$4.66	62%

[1]	Net income represents net income attributable to BlackRock, Inc.
[2]	See notes (a) through (f) to the Condensed Consolidated Statements of Income and Supplemental Information in Attachment I on pages 10 through 13.

During the third quarter 2010 BlackRock repurchased approximately 895,000 shares of the 5,100,000 shares that were approved in July to be repurchased to neutralize the dilutive effects of restricted stock units and options, with management discretion on the timing of the repurchases. BlackRock’s operating results have generated strong cash flow and have allowed us to fully repay our commercial paper balance during the third quarter.

“BlackRock’s robust third quarter results reflected the breadth of our business globally, strong performance in both index and actively managed products, and increasing demand for BlackRock’s unique ability to deliver multi-asset class and risk management solutions to our clients,” commented Laurence D. Fink, Chairman and CEO of BlackRock. “Expansion of our operating margin, particularly given the level of investment we are making in the business, reflects the leveragability of our platform and our continued focus on managing expenses.

“Our new business results were also a strong testament to the strength and diversity of our franchise. Specifically, new business spanned a wide range of products, including fixed income, equities, multi-asset class, cash management and BlackRock Solutions. In addition, we had net inflows in long-term products in all regions and in all client segments. Most importantly, strong investment performance continued to support new business momentum, as evidenced by our $46.1 billion pipeline.

“Our merger integration continues to progress well. The new internal governance model announced in July has been well received, and our employees are energized and focused on delivering the best of BlackRock to our clients. We have begun to realize the benefits of consolidating our alternative investment platform and globalizing the iShares® business. In addition, the integration of our operating platform, which is on schedule for completion by year-end 2011, will enhance the competitive advantage we gain from Aladdin®.

“I am very proud of the work we are doing to help clients navigate this very challenging investment environment. Persistent low rates are a tax on savers and pension plans, and are a continuing source of strain for all of our clients. Increasingly, investors are asking for tailored, often complex solutions that leverage a wide range of capabilities to deliver desired outcomes. These needs reinforce the significance of BlackRock’s business model: no one else has as deep expertise across asset classes, global markets and risk management, and the ability to deliver those capabilities to clients locally. I remain firmly convinced that our approach will be an enduring source of differentiation for clients and shareholders alike.”

Third Quarter Business Highlights

All net new business figures below are before giving effect to merger-related outflows, which totaled $34.4 billion during the quarter, or less than 2% of acquired AUM, bringing the total since closing of the BGI Transaction to $89.1 billion or less than 5% of acquired AUM. As previously reported, low fee index AUM accounted for a substantial portion of merger-related outflows, including more than half of those effected during the third quarter.

AUM grew $295.5 billion to $3.446 trillion. Strong investment performance, favorable foreign exchange movements and robust net new business drove a 9% increase in AUM during the quarter. Net new business totaled $50.1 billion, including net inflows of $52.6 billion in long-term mandates and $1.8 billion in cash management, which were partially offset by net distributions of $4.3 billion in advisory AUM.

•

Net new business in long-term products was robust across all client regions, including net inflows of $24.1 billion, $24.4 billion and $4.1 billion from clients in the Americas, EMEA and Asia Pacific, respectively.

•

Similarly, net inflows in long-term products was positive in all client channels, including $36.9 billion from institutional clients, $13.6 billion in iShares, and $2.0 billion from retail and high net worth investors.

Fixed income AUM closed at $1.168 trillion, up $87.5 billion. Net new business of $26.7 billion reflected strong net inflows in local currency and global mandates and the successful offering of BlackRock’s Build America Bond Trust closed-end fund. Flows were positive in all regions and all channels, including $15.7 billion from institutional clients, $6.3 billion in iShares and $4.6 billion from retail and high net worth investors. Merger-related outflows totaled $3.1 billion or 0.6% of acquired fixed income AUM. Our portfolio management team continued to achieve strong performance, with 81%, 55% and 57% of active taxable fixed income AUM above benchmarks or peer medians for the one-, three- and five-year periods ended September 30, 2010. For the same time periods, index returns were within their tracking error tolerances.

Equity AUM climbed $180.2 billion to $1.563 trillion. Net new business of $21.6 billion reflected $25.9 billion of net inflows in index products, including $6.4 billion in iShares, and $4.3 billion of outflows in actively managed portfolios, as retail investors worldwide retrenched. Flows were positive in all regions, with $17.3 billion, $2.2 billion and $2.1 billion from clients in the Americas, EMEA and Asia Pacific, respectively. Merger-related outflows totaled $30.5 billion or 2.6% of acquired equity AUM. Fundamental active equities remained competitive with 64%, 65% and 76% of AUM outperforming their benchmarks or peer medians for the one-, three- and five-year periods ended September 30, 2010. For the same time periods, scientific active equity performance improved, with 48%, 28% and 32% of AUM above benchmarks or peer medians, and index equities produced results within their tracking error tolerances.

Multi-asset class AUM expanded to $170.6 billion, up $22.4 billion. Strong investor demand for bespoke solutions resulted in net new business of $5.3 billion, led by $2.2 billion in balanced and asset allocation products, $1.7 billion in our LifePath® target date offerings, and $0.8 billion in fiduciary outsourcing mandates. Flows were nearly evenly split between clients in the Americas and EMEA. There were no merger-related outflows during the quarter. Competitive investment performance improved relative rankings, with 62%, 81% and 87% of active multi-asset class AUM exceeding benchmarks or peer medians for the one-, three- and five-year periods ended September 30, 2010.

Alternative investment AUM grew $4.2 billion to $105.7 billion. Alternative products overall suffered $1.0 billion of net outflows during the quarter, with net inflows in currency and commodity products insufficient to overcome net outflows in real estate, hedge funds and fund of funds. Merger-related outflows totaled $0.3 billion or 0.5% of acquired alternative investment AUM. Performance remained competitive in a range of products, with particular strength in fixed income hedge funds and our fund of hedge funds.

Cash management AUM increased to $283.7 billion. Cash management AUM increased for only the third time in the last eight quarters. Net new business totaled $1.8 billion, with net inflows of $10.4 billion from U.S. institutional clients largely offset by net outflows of $7.6 billion from retail and high net worth investors, and the effect of the reclassification of a $0.9 billion exchange-traded fund as fixed income. Merger-related outflows totaled $0.6 billion or 1% of acquired cash management AUM. Yields remained at or near historic lows as economic weakness, accommodative monetary policy and regulatory uncertainty continued to prevail.

BlackRock Solutions added 4 net new assignments. New business included one investment accounting mandate and nine short-term advisory engagements, partially offset by the loss of six risk management and other assignments. Two advisory assignments were completed during the quarter, and dispositions from long-term liquidations continued as expected, contributing to $4.3 billion of net distributions in advisory AUM. At the end of the quarter, BlackRock Solutions had five Aladdin and two risk management implementations in process for third party clients.

Our new business pipeline was $46.1 billion as of October 15, 2010. Net wins funded or to be funded included $40.7 billion in long-term and advisory products and $5.4 billion in cash management. The long-term mandates include $13.1 billion in index products and $27.8 billion in a variety of active strategies. Merger-related outflows are expected to continue into the first quarter of 2011, including $16.8 billion netted out of the current pipeline. BlackRock Solutions new business pipeline also remained robust, including four contracts in negotiation and ample opportunities at various stages of development.

Third Quarter GAAP Financial Highlights

Third quarter 2010 reflects the results of the BGI Transaction, which closed on December 1, 2009. Given the magnitude of the acquired business, certain line item variances as compared to third quarter 2009 were driven by the inclusion of BGI results in third quarter 2010.

Comparison to the Third Quarter of 2009

Operating income:

Third quarter 2010 operating income increased 98% to $707 million from $357 million earned in third quarter 2009. Third quarter 2010 operating income included $17 million of closed-end fund launch costs/commissions and $6 million of expenses related to the integration of BGI compared to $16 million of BGI transaction costs in third quarter 2009. The BGI transaction/integration expenses are not part of the on-going business and are comprised of costs associated with combining the firms.

Third quarter 2010 revenues of $2,092 million increased $952 million, or 84%, compared to $1,140 million in third quarter 2009, due to the following:

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Investment advisory, administration fees and securities lending revenue of $1,794 million in third quarter 2010 increased $879 million, or 96%, compared to $915 million in third quarter 2009, primarily related to the BGI acquisition as well as growth in long-term AUM, which included net new business and market appreciation on long-term assets during the prior twelve months, partially offset by a decline in fees from cash management products due to lower average AUM.

•

Performance fees were $114 million in third quarter 2010, compared to $49 million in third quarter 2009. The $65 million increase primarily relates to an increase in performance fees from U.K. equity hedge funds, regional/country equity strategies and fixed income hedge funds, including opportunistic funds, partially offset by lower performance fees in multi-asset class separate accounts.

•

BlackRock Solutions and advisory revenue was $101 million in third quarter 2010 compared to $122 million in third quarter 2009. The decrease was primarily due to fewer advisory assignments, including portfolio liquidation assignments, which have AUM based fees, partially offset by additional Aladdin mandates.

•

Distribution fees were $29 million in third quarter 2010, an increase of $4 million, compared to $25 million in third quarter 2009. The increase was primarily the result of higher AUM in certain share classes of BlackRock Funds.

•

Other revenue was $54 million in third quarter 2010, an increase of $25 million, compared to $29 million in third quarter 2009. The increase was primarily due to an $18 million increase in fees earned for transition management services and a $7 million increase in marketing fees for the distribution of Barclays iPath® products (exchange traded notes issued by Barclays Bank PLC).

Third quarter 2010 total operating expenses were $1,385 million as compared to $783 million in third quarter 2009. Excluding BGI transaction/integration costs of $6 million and $16 million in third quarter 2010 and 2009, respectively, operating expenses were $1,379 million, an increase of $612 million compared to $767 million in third quarter 2009. The $612 million increase primarily was due to the following:

•

Employee compensation and benefits increased $327 million, excluding BGI integration costs of $3 million in third quarter 2010. The increase reflects an increase in the number of employees related to BGI and a $157 million increase in incentive compensation. The increase in incentive compensation is primarily associated with the increase in operating income after excluding the BGI integration costs, and a $40 million increase in stock-based compensation expense related to the effect of additional grants to a larger number of employees at the end of January 2010, offset by a $4 million decrease in other deferred compensation. The decrease in other deferred compensation expense is substantially offset in non-operating income related to a decrease in the amount of appreciation on investments held for these deferred compensation plans.

•

Distribution and servicing costs paid to Bank of America/Merrill Lynch, The PNC Financial Services Group, Inc. and other third parties decreased $14 million primarily due to a lower level of average cash management AUM and an increase in fee waivers for cash management funds resulting in lower levels of distribution costs.

•	Direct fund expenses increased $109 million primarily related to the addition of BGI funds subject to these arrangements, under which BlackRock pays certain fund expenses.

•

General and administration expenses increased $183 million, excluding BGI transaction/integration costs of $3 million and $16 million in third quarter 2010 and 2009, respectively. The $183 million increase was primarily related to the general and administrative expenses associated with the acquired BGI business, an increase in global and exchange traded fund marketing expenses, $15 million of closed-end fund launch costs (excluding compensation costs) associated with the Build America Bond Trust fund, which was launched in the third quarter 2010 and a $10 million increase in foreign currency remeasurement costs.

Non-operating income (expense):

Third quarter 2010 non-operating income, net of non-controlling interests, was $45 million compared to $61 million in third quarter 2009. The $45 million non-operating income, net of non-controlling interests, was comprised of $27 million of net interest expense, $66 million of net gains primarily on co-investments and $6 million of positive marks related to hedges of deferred compensation. The $66 million net gain on investments included net gains in distressed credit/mortgage funds of $25 million, private equity investments of $20 million, real estate equity/debt products of $11 million, hedge funds/funds of hedge funds of $4 million and other investments of $6 million. Net interest expense of $27 million increased $16 million primarily due to an increase in interest expense related to the December 2009 issuances of $2.5 billion of long-term notes, offset by higher dividend income.

Income tax expense:

The GAAP effective income tax rate for the third quarter 2010 was 26.7%, as compared to 24.2% for the third quarter 2009. During third quarter 2010, tax legislation enacted in the United Kingdom resulted in a $30 million revaluation of certain deferred tax assets and liabilities. During third quarter 2009, legislation was enacted primarily with respect to New York City corporate income taxes, effective January 1, 2009 which resulted in a $45 million revaluation of deferred income tax assets and liabilities. The resulting decrease in income taxes related to these tax legislation items has been excluded from net income attributable to BlackRock, Inc., as adjusted, as it is non-recurring and to ensure comparability of this information to prior reporting periods. In addition, the GAAP and as adjusted tax rates in third quarter 2010 includes the year to date effect of favorable tax rulings, a portion of which is attributable to the first half of 2010 and the resolution of certain outstanding tax positions.

Comparison to the Second Quarter of 2010

Operating income:

Third quarter 2010 operating income increased 1% to $707 million from $697 million earned in second quarter 2010. Third quarter 2010 operating income included $17 million of closed-end fund launch costs/commissions and $6 million of BGI integration costs as compared to $32 million of BGI integration costs in second quarter 2010.

Third quarter 2010 revenues of $2,092 million increased $60 million, or 3%, compared to $2,032 million in second quarter 2010 primarily due to the following:

•

Investment advisory, administration fees and securities lending revenue of $1,794 million in third quarter 2010 increased $2 million compared to $1,792 million in second quarter 2010. The growth in revenue is primarily associated with an increase in long-term AUM and the effect of one more revenue day in the third quarter, partially offset by lower fees earned on loan balances for international securities.

•

Performance fees were $114 million in third quarter 2010, an increase of $64 million, or 128%, compared to second quarter 2010. Performance fees increased $46 million in U.K. equity hedge funds and $26 million in fixed income hedge funds, including opportunistic funds, partially offset by a $6 million decrease in performance fees from relative performance on equity products.

•

BlackRock Solutions and advisory revenue was $101 million in third quarter 2010 compared to $114 million in second quarter 2010. The decrease was primarily due to fewer advisory assignments, including AUM based fees from portfolio liquidation assignments partially offset by an increase in Aladdin fees.

•

Other revenue was $54 million for third quarter 2010, an increase of $10 million, compared to $44 million in second quarter 2010. The increase was primarily due to a $12 million increase in fees earned for transition management services.

Third quarter 2010 total operating expenses of $1,385 million increased 4%, or $50 million, compared to $1,335 million in second quarter 2010. Excluding $6 million and $32 million of BGI integrations costs for the third and second quarters, respectively, operating expenses were $1,379 million in third quarter 2010, an increase of $76 million, or 6%, compared to $1,303 million in second quarter 2010. The $76 million increase compared to second quarter 2010 primarily was due to the following:

•

Employee compensation and benefits increased $66 million, excluding BGI integration costs in the respective periods. The increase reflects a $45 million increase in incentive compensation, including the effect of a $10 million higher expense related to appreciation on deferred compensation investments, as compared to depreciation in second quarter 2010 and an increase in base compensation, which included the effect of an increase in employees.

•

Distribution and servicing costs paid to Bank of America/Merrill Lynch, The PNC Financial Services Group, Inc. and other third parties increased $8 million primarily due to an increase in AUM as well as a decrease in fee waivers for cash management funds resulting in higher levels of distribution costs.

•

General and administration expenses increased $1 million, excluding BGI integration costs in the respective periods. The $1 million increase primarily related to $15 million of closed-end fund launch costs (excluding compensation costs) associated with the Build America Bond Trust fund, which was launched in the third quarter and a $7 million decrease in foreign currency remeasurement benefits, partially offset by a decrease of $9 million in occupancy costs primarily related to lease impairments to vacate certain locations recorded in second quarter 2010 and an $8 million reduction of VAT expenses related to prior period expenses that have now been determined to be recoverable.

Non-operating income (expense):

Third quarter 2010 non-operating income, net of non-controlling interests, was $45 million, compared to non-operating expense, net of non-controlling interests, of $32 million in second quarter 2010. Non-operating income included $66 million of net positive marks on balance sheet co-investments and $6 million of positive marks related to hedges of deferred compensation offset by $27 million of net interest expense.

Income tax expense:

The GAAP effective income tax rate for the third quarter 2010 was 26.7%, as compared to 35.0% for the second quarter 2010. During third quarter 2010, tax legislation enacted in the United Kingdom resulted in a $30 million revaluation of certain deferred tax assets and liabilities. The resulting decrease in income taxes related to this tax legislation item has been excluded from net income attributable to BlackRock, Inc., as adjusted, as it is non-recurring and to ensure comparability of this information to prior reporting periods.

In addition, the GAAP and as adjusted tax rates in third quarter 2010 include the effect of favorable tax rulings, a portion of which is attributable to the first half of 2010, and the resolution of certain outstanding tax positions. As a result of these items the year to date effective tax rate, as adjusted, declined from 35.0% as of June 30th to 33.5% as of September 30th.

Teleconference, Webcast and Presentation Information

BlackRock will host a teleconference call for investors and analysts on Wednesday, October 20, 2010, at 9:00 a.m. (Eastern Time) to discuss its third quarter 2010 results. Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 374-0176, or from outside the United States, (706) 679-4634, shortly before 9:00 a.m. and reference the BlackRock Conference Call (ID Number 15640988). A live, listen-only webcast and presentation will also be available via the investor relations section of www.blackrock.com.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Wednesday, October 20, 2010 and ending at midnight on Wednesday, October 27, 2010. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 15640988. To access the webcast, please visit the investor relations section of www.blackrock.com.

Performance Notes

Past performance is not indicative of future results. The performance information reflects actively managed U.S. open-end and closed-end mutual funds and similar EMEA-based products with respect to peer median comparisons, and actively managed institutional separate accounts and funds located globally with respect to benchmark comparisons. The performance information does not include funds or accounts that are not measured against a benchmark, private equity products, CDOs, or accounts managed by BlackRock’s Financial Markets Advisory Group. Comparisons are based on gross-of-fee performance for U.S.-based products and institutional separate accounts, and net-of-fee performance for EMEA-based products. Source of performance information and peer medians is BlackRock, Inc. and is based in part on data from Lipper Inc. for U.S. funds and Morningstar, Inc. for non-U.S. funds. Fund performance reflects the reinvestment of dividends and distributions, but does not reflect sales charges.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At September 30, 2010, BlackRock’s AUM was $3.446 trillion. BlackRock offers products that span the risk spectrum to meet clients’ needs, including active, enhanced and index strategies across markets and asset classes. Products are offered in a variety of structures including separate accounts, mutual funds, iShares (exchange traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions. Headquartered in New York City, as of September 30, 2010, the firm has approximately 8,900 employees in 24 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. For additional information, please visit the Company’s website at www.blackrock.com.

Forward-Looking Statements

This report, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this report the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms, including the recently approved Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Barclays Bank PLC, Bank of America Corporation, Merrill Lynch & Co., Inc. or The PNC Financial Services Group, Inc.; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in the carrying value of BlackRock’s economic investments; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; (15) BlackRock’s success in maintaining the distribution of its products; (16) the impact of BlackRock electing to provide support to its products from time to time; (17) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions; and (18) the ability of BlackRock to integrate the operations of Barclays Global Investors.

BlackRock’s Annual Reports on Form 10-K and BlackRock’s subsequent filings with the SEC, accessible on the SEC’s website at http://www.sec.gov and on BlackRock’s website at http://www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not a part of this press release.

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in millions, except per share data)

(unaudited)

	Three Months Ended September 30,		% Change	Three Months Ended June 30, 2010	% Change	Nine Months Ended September 30,		% Change
	2010	2009				2010	2009

Revenue
Investment advisory, administration fees and securities lending revenue	$1,794	$915	96%	$1,792	0%	$5,339	$2,572	108%
Investment advisory performance fees	114	49	133%	50	128%	214	77	178%
BlackRock Solutions and advisory	101	122	(17%)	114	(11%)	328	369	(11%)
Distribution fees	29	25	16%	32	(9%)	89	73	22%
Other revenue	54	29	86%	44	23%	149	65	129%

Total revenue	2,092	1,140	84%	2,032	3%	6,119	3,156	94%

Expenses
Employee compensation and benefits	774	444	74%	709	9%	2,256	1,185	90%
Distribution and servicing costs	105	119	(12%)	97	8%	302	371	(19%)
Amortization of deferred sales commissions	26	23	13%	27	(4%)	79	76	4%
Direct fund expenses	124	15	NM	122	2%	359	43	NM
General and administration	316	146	116%	340	(7%)	945	462	105%
Restructuring charges	—	—	NM	—	NM	—	22	(100%)
Amortization of intangible assets	40	36	11%	40	0%	120	108	11%

Total expenses	1,385	783	77%	1,335	4%	4,061	2,267	79%

Operating income	707	357	98%	697	1%	2,058	889	131%

Non-operating income (expense)
Net gain (loss) on investments	93	89	4%	(13)	NM	117	5	NM
Net gain (loss) on consolidated variable interest entities	12	—	NM	(29)	NM	(16)	—	NM
Interest and dividend income	10	4	150%	5	100%	19	16	19%
Interest expense	(37)	(15)	147%	(38)	(3%)	(115)	(45)	156%

Total non-operating income (expense)	78	78	0%	(75)	NM	5	(24)	NM

Income before income taxes	785	435	80%	622	26%	2,063	865	138%
Income tax expense	201	101	99%	233	(14%)	662	225	194%

Net income	584	334	75%	389	50%	1,401	640	119%
Less:
Net income (loss) attributable to non-controlling interests	33	17	94%	(43)	NM	(5)	21	NM

Net income attributable to BlackRock, Inc.	$551	$317	74%	$432	28%	$1,406	$619	127%

Weighted-average common shares outstanding (e)
Basic	190,494,905	133,266,379	43%	190,975,161	(0%)	190,385,046	131,481,677	45%
Diluted	192,326,841	135,902,241	42%	192,569,539	(0%)	192,280,679	134,001,799	43%
Earnings per share attributable to BlackRock, Inc. common stockholders (e)
Basic	$2.85	$2.31	23%	$2.23	28%	$7.28	$4.58	59%
Diluted	$2.83	$2.27	25%	$2.21	28%	$7.21	$4.50	60%

Cash dividends declared and paid per share	$1.00	$0.78	28%	$1.00	0%	$3.00	$2.34	28%

Supplemental information:

AUM (end of period)	3,446,066	1,434,769	140%	3,150,585	9%	3,446,066	1,434,769	140%

Operating income, as adjusted (a)	$737	$400	84%	$741	(1%)	$2,205	$1,009	119%

Operating margin, GAAP basis	33.8%	31.3%	8%	34.3%	(1%)	33.6%	28.2%	19%
Operating margin, as adjusted (a)	38.4%	40.1%	(4%)	38.8%	(1%)	38.7%	37.4%	3%

Non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted (b)	$39	$52	(25%)	($28)	NM	$5	($59)	NM

Net income attributable to BlackRock, Inc., as adjusted (c), (d)	$537	$293	83%	$463	16%	$1,469	$642	129%

Diluted earnings attributable to BlackRock, Inc. common stockholders per share, as adjusted (c), (d), (e)	$2.75	$2.10	31%	$2.37	16%	$7.53	$4.66	62%

Effective tax rate, GAAP basis	26.7%	24.2%	11%	35.0%	(24%)	32.0%	26.7%	20%

Shares outstanding (end of period)	191,115,491	134,214,577	42%	191,881,795	0%	191,115,491	134,214,577	42%

NM - Not Meaningful

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

BlackRock reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”); however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Certain prior period non-GAAP data has been reclassified to conform to the current presentation. Computations for all periods are derived from the Company’s condensed consolidated statements of income as follows:

(a) Operating income, as adjusted, and operating margin, as adjusted:

Operating income, as adjusted, equals operating income, GAAP basis, excluding certain items deemed non-recurring by management or transactions that ultimately will not impact BlackRock’s book value, as indicated in the table below. Operating income used for operating margin measurement equals operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Operating margin, as adjusted, equals operating income used for operating margin measurement, divided by revenue used for operating margin measurement, as indicated in the table below.

	Three Months Ended			Nine Months Ended September 30,
	September 30,		June 30,
(Dollar amounts in millions)	2010	2009	2010	2010	2009

Operating income, GAAP basis	$707	$357	$697	$2,058	$889
Non-GAAP expense adjustments:
BGI transaction/integration costs
Employee compensation and benefits	3	—	4	25	—
General and administration	3	16	28	65	31

Total BGI transaction/integration costs	6	16	32	90	31
PNC LTIP funding obligation	15	15	14	44	45
Merrill Lynch compensation contribution	3	3	2	8	8
Restructuring charges	—	—	—	—	22
Compensation expense related to appreciation (depreciation) on deferred compensation plans	6	9	(4)	5	14

Operating income, as adjusted	737	400	741	2,205	1,009
Closed-end fund launch costs	15	—	—	15	2
Closed-end fund launch commissions	2	—	—	2	1

Operating income used for operating margin measurement	$754	$400	$741	$2,222	$1,012

Revenue, GAAP basis	$2,092	$1,140	$2,032	$6,119	$3,156
Non-GAAP adjustments:
Distribution and servicing costs	(105)	(119)	(97)	(302)	(371)
Amortization of deferred sales commissions	(26)	(23)	(27)	(79)	(76)

Revenue used for operating margin measurement	$1,961	$998	$1,908	$5,738	$2,709

Operating margin, GAAP basis	33.8%	31.3%	34.3%	33.6%	28.2%

Operating margin, as adjusted	38.4%	40.1%	38.8%	38.7%	37.4%

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(a) (continued)

Management believes that operating income, as adjusted, and operating margin, as adjusted, are effective indicators of BlackRock’s financial performance over time. As such, management believes that operating income, as adjusted, and operating margin, as adjusted, provide useful disclosure to investors.

Operating income, as adjusted:

BGI transaction and integration costs recorded in 2010 and 2009 consist principally of certain advisory payments, compensation expense, legal fees, marketing and promotional, occupancy and consulting expenses incurred in conjunction with the BGI Transaction. Restructuring charges recorded in 2009 consist of compensation costs, occupancy costs and professional fees. The expenses associated with restructuring and BGI transaction and integration costs have been deemed non-recurring by management and have been excluded from operating income, as adjusted, to help enhance the comparability of this information to prior periods. As such, management believes that operating margins exclusive of these costs are useful measures in evaluating BlackRock’s operating performance for the respective periods.

The portion of compensation expense associated with certain long-term incentive plans (“LTIP”) that will be funded through the distribution to participants of shares of BlackRock stock held by The PNC Financial Services Group, Inc. (“PNC”) and a Merrill Lynch & Co., Inc. (“Merrill Lynch”) cash compensation contribution, a portion of which has been received, has been excluded because these charges ultimately do not impact BlackRock’s book value.

Compensation expense associated with appreciation (depreciation) on investments related to certain BlackRock deferred compensation plans has been excluded as returns on investments set aside for these plans, which substantially offset this expense, are reported in non-operating income (expense).

Operating margin, as adjusted:

Operating income used for measuring operating margin, as adjusted, is equal to operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Management believes that excluding such costs and commissions is useful because these costs can fluctuate considerably and revenues associated with the expenditure of these costs will not fully impact BlackRock’s results until future periods.

Operating margin, as adjusted, allows BlackRock to compare performance from period-to-period by adjusting for items that may not recur, recur infrequently or may fluctuate based on market movements, such as restructuring charges, transaction and integration costs, closed-end fund launch costs, commissions and fluctuations in compensation expense based on mark-to-market movements in investments held to fund certain compensation plans. BlackRock also uses operating margin, as adjusted, to monitor corporate performance and efficiency and as a benchmark to compare its performance to other companies. Management uses both the GAAP and non-GAAP financial measures in evaluating the financial performance of BlackRock. The non-GAAP measure by itself may pose limitations because it does not include all of BlackRock’s revenues and expenses.

Revenue used for operating margin, as adjusted, excludes distribution and servicing costs paid to related parties and other third parties. Management believes that excluding such costs is useful to BlackRock because it creates consistency in the treatment for certain contracts for similar services, which due to the terms of the contracts, are accounted for under GAAP on a net basis within investment advisory, administration fees and securities lending revenue. Amortization of deferred sales commissions is excluded from revenue used for operating margin measurement, as adjusted, because such costs, over time, offset distribution fee revenue earned by the Company. For each of these items, BlackRock excludes from revenue used for operating margin, as adjusted, the costs related to each of these items as a proxy for such offsetting revenues.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(b) Non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted:

Non-operating income (expense), less net income (loss) attributable to non-controlling interests (“NCI”), as adjusted, equals non-operating income (expense), GAAP basis, less net income (loss) attributable to NCI, GAAP basis, adjusted for compensation expense associated with depreciation (appreciation) on investments related to certain BlackRock deferred compensation plans. The compensation expense offset is recorded in operating income. This compensation expense has been included in non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, to offset returns on investments set aside for these plans, which are reported in non-operating income (expense), GAAP basis.

	Three Months Ended			Nine Months Ended September 30,
	September 30,		June 30,
(Dollar amounts in millions)	2010	2009	2010	2010	2009

Non-operating income (expense), GAAP basis	$78	$78	($75)	$5	($24)
Less: Net income (loss) attributable to NCI	33	17	(43)	(5)	21

Non-operating income (expense) (1)	45	61	(32)	10	(45)
Compensation expense related to (appreciation) depreciation on deferred compensation plans	(6)	(9)	4	(5)	(14)

Non-operating income (expense), less net income (loss) attributable to NCI, as adjusted (1)	$39	$52	($28)	$5	($59)

(1)	Net of net income (loss) attributable to non-controlling interests.

Management believes that non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted, provides for comparability of this information to prior periods and is an effective measure for reviewing BlackRock’s non-operating contribution to its results. As compensation expense associated with (appreciation) depreciation on assets related to certain deferred compensation plans, which is included in operating income, offsets the gain/(loss) on the investments set aside for these plans, management believes that non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, provides a useful measure, for both management and investors, of BlackRock’s non-operating results that impact book value.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(c) Net income attributable to BlackRock, Inc., as adjusted:

Management believes that net income attributable to BlackRock, Inc., as adjusted, and diluted common earnings per share, as adjusted, are useful measures of BlackRock’s profitability and financial performance. Net income attributable to BlackRock, Inc., as adjusted, equals net income attributable to BlackRock, Inc., GAAP basis, adjusted for significant non-recurring items as well as charges that ultimately will not impact BlackRock’s book value.

	Three Months Ended			Nine Months Ended September 30,
	September 30,		June 30,
(Dollar amounts in millions, except per share data)	2010	2009	2010	2010	2009
Net income attributable to BlackRock, Inc., GAAP basis	$551	$317	$432	$1,406	$619
Non-GAAP adjustments, net of tax: (d)
BGI transaction/integration costs	4	11	21	59	21
PNC LTIP funding obligation	10	9	9	29	29
Merrill Lynch compensation contribution	2	1	1	5	4
Restructuring charges	—	—	—	—	14
Income tax law changes	(30)	(45)	—	(30)	(45)

Net income attributable to BlackRock, Inc., as adjusted	$537	$293	$463	$1,469	$642

Allocation of net income attributable to BlackRock, Inc., as adjusted: (f)
Common shares (e)	$530	$285	$456	$1,448	$625
Participating RSUs	7	8	7	21	17

Net income attributable to BlackRock, Inc., as adjusted	$537	$293	$463	$1,469	$642

Diluted weighted-average common shares outstanding (e)	192,326,841	135,902,241	192,569,539	192,280,679	134,001,799

Diluted earnings per common share, GAAP basis (e)	$2.83	$2.27	$2.21	$7.21	$4.50

Diluted earnings per common share, as adjusted (e)	$2.75	$2.10	$2.37	$7.53	$4.66

The restructuring charges and BGI transaction and integration costs reflected in GAAP net income attributable to BlackRock, Inc. have been deemed non-recurring by management and have been excluded from net income attributable to BlackRock, Inc., as adjusted, to help enhance the comparability of this information to prior reporting periods.

The portion of the compensation expense associated with certain LTIP awards that will be funded through the distribution to participants of shares of BlackRock stock held by PNC and the Merrill Lynch cash compensation contribution, a portion of which has been received, has been excluded from net income attributable to BlackRock, Inc., as adjusted, because these charges ultimately do not impact BlackRock’s book value.

During third quarter 2010 and third quarter 2009, the United Kingdom and New York City, respectively, enacted legislation reducing corporate income taxes, which resulted in a revaluation of certain deferred tax assets and liabilities. The resulting decrease in income taxes has been excluded from net income attributable to BlackRock, Inc., as adjusted, as it was non-recurring and to ensure comparability of this information to current reporting periods.

(d) For each of the quarters ended September 30, 2010, September 30, 2009 and June 30, 2010, non-GAAP adjustments were tax effected at 30.8%, 35% and 35%, respectively, which reflects the blended rate applicable to the adjustments. For each of the nine months ended September 30, 2010 and 2009, non-GAAP adjustments were tax effected at 33.5% and 35%, respectively.

(e) Series A, B, C and D non-voting participating preferred stock are considered to be common stock equivalents for purposes of determining basic and diluted earnings per share calculations. Certain unvested restricted stock units (“RSUs”) are not included in this number as they are deemed participating securities in accordance with Accounting Standards Codification (“ASC”) 260-10, Earnings per Share (“ASC 260-10”).

(f) Allocation of net income attributable to BlackRock, Inc., as adjusted, to common shares and participating RSUs is calculated pursuant to the two-class method as defined in ASC 260-10.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in millions)

(unaudited)

	Three Months Ended September 30,		% Change	Three Months Ended June 30, 2010	% Change	Nine Months Ended September 30,		% Change
	2010	2009				2010	2009

Investment advisory, administration fees and securities lending revenue
Equity
Index	$503	$7	NM	$521	(3%)	$1,513	$18	NM
Active	443	323	37%	460	(4%)	1,364	832	64%
Fixed income
Index	114	—	NM	99	15%	309	1	NM
Active	266	219	21%	257	4%	777	619	26%
Multi-asset class	183	127	44%	175	5%	524	331	58%
Alternative	156	90	73%	154	1%	465	281	65%
Cash management	129	149	(13%)	126	2%	387	490	(21%)

Total	1,794	915	96%	1,792	0%	5,339	2,572	108%

Investment advisory performance fees
Equity	12	3	300%	18	(33%)	35	10	250%
Fixed income	10	2	400%	9	11%	32	10	220%
Multi-asset class	3	14	(79%)	2	50%	6	15	(60%)
Alternative	89	30	197%	21	324%	141	42	236%

Total	114	49	133%	50	128%	214	77	178%

BlackRock Solutions and advisory	101	122	(17%)	114	(11%)	328	369	(11%)
Distribution fees	29	25	16%	32	(9%)	89	73	22%
Other revenue	54	29	86%	44	23%	149	65	129%

Total revenue	$2,092	$1,140	84%	$2,032	3%	$6,119	$3,156	94%

NM - Not Meaningful

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

BlackRock, Inc.

Summary of Non-operating Income (Expense)

(Dollar amounts in millions)

(unaudited)

	Three Months Ended September 30,		% Change	Three Months Ended June 30, 2010	% Change	Nine Months Ended September 30,		% Change
	2010	2009				2010	2009
Total non-operating income (expense), GAAP basis	$78	$78	0%	$(75)	NM	$5	$(24)	NM
Less: Net income (loss) attributable to NCI	33	17	NM	(43)	NM	(5)	21	NM

Total non-operating income (expense), less net income (loss) attributable to NCI	$45	$61	(26%)	$(32)	NM	$10	$(45)	NM

	Estimated economic investments at September 30, 2010 (3)	Three Months Ended September 30,		% Change	Three Months Ended June 30, 2010	% Change	Nine Months Ended September 30,		% Change
		2010	2009				2010	2009
Net gain (loss) on investments (1)
Private equity	25 - 30%	$20	$13	54%	$(10)	NM	$17	$4	325%
Real estate	<10%	11	(6)	NM	2	450%	13	(111)	NM
Distressed credit/mortgage funds	25 - 30%	25	47	(47%)	5	400%	49	79	(38%)
Hedge funds/funds of hedge funds	10 - 15%	4	7	(43%)	1	300%	11	9	22%
Other investments (2)	25 - 30%	6	2	200%	7	(14%)	11	(11)	NM

Sub-total		66	63	5%	5	NM	101	(30)	NM
Investments related to deferred compensation plans		6	9	(33%)	(4)	NM	5	14	(64%)

Total net gain (loss) on investments (1)		72	72	0%	1	NM	106	(16)	NM
Interest and dividend income		10	4	150%	5	100%	19	16	19%
Interest expense		(37)	(15)	147%	(38)	(3%)	(115)	(45)	156%

Net interest expense		(27)	(11)	145%	(33)	(18%)	(96)	(29)	231%

Total non-operating income (expense) (1)		45	61	(26%)	(32)	NM	10	(45)	NM
Compensation expense related to (appreciation) depreciation on deferred compensation plans		(6)	(9)	33%	4	NM	(5)	(14)	64%

Non-operating income (expense), as adjusted (1)		$39	$52	(25%)	$(28)	NM	$5	$(59)	NM

(1)	Net of net income (loss) attributable to non-controlling interests (“NCI”) (redeemable and non-redeemable) related to investment activities and consolidated variable interest entities.
(2)	Net gain (loss) for other investments includes net gains / (losses) related to equity and fixed income investments and BlackRock’s seed capital hedging program.
(3)	Represents estimated percentages of BlackRock’s corporate economic investment portfolio.

NM - Not Meaningful

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Attachment III

BlackRock, Inc.

Assets Under Management(1)

(Dollar amounts in millions)

(unaudited)

Summary

				Variance vs.
	September 30, 2010	June 30, 2010	September 30, 2009	June 30, 2010	September 30, 2009
Equity
Index	$1,245,678	$1,091,964	$84,020	14%	NM
Active	317,367	290,848	206,650	9%	54%
Fixed income
Index	556,376	488,265	4,337	14%	NM
Active	611,581	592,221	533,129	3%	15%
Multi-asset class	170,608	148,160	99,543	15%	71%
Alternative	105,742	101,536	53,776	4%	97%

Long-term	3,007,352	2,712,994	981,455	11%	206%
Cash management	283,710	279,227	290,428	2%	(2%)

Sub Total	3,291,062	2,992,221	1,271,883	10%	159%
Advisory (5)	155,004	158,364	162,886	(2%)	(5%)

Total AUM	$3,446,066	$3,150,585	$1,434,769	9%	140%

Current Quarter Component Changes

	June 30, 2010	Net subscriptions (redemptions) (2)	Acquisition (3)	Market appreciation (depreciation)	Foreign exchange (4)	September 30, 2010
Equity
Index	$1,091,964	$6,043	$—	$126,617	$21,054	$1,245,678
Active	290,848	(14,971)	—	34,180	7,310	317,367
Fixed income
Index	488,265	31,643	—	16,450	20,018	556,376
Active	592,221	(8,024)	—	19,396	7,988	611,581
Multi-asset class	148,160	5,290	—	12,379	4,779	170,608
Alternative	101,536	(1,229)	—	3,646	1,789	105,742

Long-term	2,712,994	18,752	—	212,668	62,938	3,007,352
Cash management	279,227	1,221	—	(7)	3,269	283,710

Sub Total	2,992,221	19,973	—	212,661	66,207	3,291,062
Advisory (5)	158,364	(4,332)	—	(142)	1,114	155,004

Total AUM	$3,150,585	$15,641	$—	$212,519	$67,321	$3,446,066

Year to Date Component Changes
	December 31, 2009	Net subscriptions (redemptions) (2)	Acquisition (3)	Market appreciation (depreciation)	Foreign exchange (4)	September 30, 2010
Equity
Index	$1,183,005	$22,676	$(3,862)	$40,837	$3,022	$1,245,678
Active	353,050	(47,883)	—	11,893	307	317,367
Fixed income
Index	459,744	53,774	—	34,571	8,287	556,376
Active	595,883	(28,291)	—	43,776	213	611,581
Multi-asset class	142,029	20,076	—	8,333	170	170,608
Alternative	102,101	1,464	—	1,467	710	105,742

Long-term	2,835,812	21,816	(3,862)	140,877	12,709	3,007,352
Cash management	349,277	(63,295)	—	(11)	(2,261)	283,710

Sub Total	3,185,089	(41,479)	(3,862)	140,866	10,448	3,291,062
Advisory (5)	161,167	(6,843)	—	(82)	762	155,004

Total AUM	$3,346,256	$(48,322)	$(3,862)	$140,784	$11,210	$3,446,066

Year over Year Component Changes
	September 30, 2009	Net subscriptions (redemptions) (2)	Acquisitions (3)	Market appreciation (depreciation)	Foreign exchange (4)	September 30, 2010
Equity
Index	$84,020	$38,696	$1,051,594	$74,673	$(3,305)	$1,245,678
Active	206,650	(47,089)	132,205	26,579	(978)	317,367
Fixed income
Index	4,337	59,465	467,768	23,200	1,606	556,376
Active	533,129	(14,905)	49,491	44,986	(1,120)	611,581
Multi-asset class	99,543	24,698	36,408	10,346	(387)	170,608
Alternative	53,776	2,768	48,051	867	280	105,742

Long-term	981,455	63,633	1,785,517	180,651	(3,904)	3,007,352
Cash management	290,428	(62,873)	59,530	(430)	(2,945)	283,710

Sub Total	1,271,883	760	1,845,047	180,221	(6,849)	3,291,062
Advisory (5)	162,886	(9,355)	—	84	1,389	155,004

Total AUM	$1,434,769	$(8,595)	$1,845,047	$180,305	$(5,460)	$3,446,066

(1)	Data reflects the reclassification of prior period AUM into the current period presentation.
(2)	Includes distributions representing return of capital and return on investment to investors.
(3)	AUM acquisition adjustments (acquired from Barclays in December 2009) to conform to current period combined AUM policy.
(4)	Foreign exchange reflects the impact of converting non-U.S. dollar denominated AUM into U.S. dollars for reporting purposes.
(5)	Advisory AUM represents long-term portfolio liquidation assignments.

NM - Not Meaningful